 Exhibit 99.3

FOURTH QUARTER FISCAL 2024

INVESTOR QUESTIONS & ANSWERS

September 24, 2024

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

2024 Highlights
($ in thousands, except for per share data)

	Three Months Ended July 31,			Fiscal Years Ended July 31,
	2024	2023	Change	2024	2023	Change
Net Sales	$2,534,167	$2,738,066	(7.4)%	$10,043,408	$11,121,605	(9.7)%
Gross Profit	$401,331	$394,305	1.8%	$1,451,962	$1,596,353	(9.0)%
Gross Profit Margin %	15.8	14.4	+140 bps	14.5	14.4	+10 bps
Net Income Attributable to THOR	$90,015	$90,287	(0.3)%	$265,308	$374,271	(29.1)%
Diluted Earnings Per Share	$1.68	$1.68	-%	$4.94	$6.95	(28.9)%
Cash Flows from Operations	$338,016	$507,513	(33.4)%	$545,548	$981,633	(44.4)%

Fiscal Fourth Quarter 2024

•	Net sales for the fourth quarter were $2.53 billion, a decrease of 7.4% as compared to the fourth quarter of fiscal 2023.

•	Consolidated gross profit margin for the fourth quarter was 15.8%, a 140 basis point improvement over the comparable prior-year period, aided in part by a favorable LIFO inventory adjustment due to reductions in inventory levels as well as an improved warranty cost percentage.

•	Earnings per share for the fourth quarter were flat to the prior year at $1.68 per diluted share.

•	During the fourth quarter, the Company repurchased 266,367 shares of common stock totaling $25.4 million.

Full-Year Fiscal 2025 Guidance

•	Consolidated net sales in the range of $9.0 billion to $9.8 billion

•	Consolidated gross profit margin in the range of 14.7% to 15.2%

•	Diluted earnings per share in the range of $4.00 to $5.00

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions

•	Market demand conditions in North America

Persistent macroeconomic headwinds continue to impact retail sales in the North American RV industry. While our independent dealers experienced increased retail activity during the spring selling season, conversion to sales remained difficult in light of the economic pressures on retail buyers. As a result of these conditions, combined with elevated floor plan interest costs, our independent dealers remain understandably cautious with their ordering patterns. We expect these headwinds will continue to significantly impact our performance through our fiscal year 2025, which runs through July 31, 2025. Given the economic pressures on consumers, affordability continues to be an industry focus. The Recreational Vehicle Industry Association (“RVIA”) recently updated their wholesale unit shipments forecast for calendar 2024 to reflect the continued softness in market demand trends. The revised RVIA calendar year 2024 forecast has been moderately reduced calling for a range of North American wholesale shipments of approximately 311,600 units to 336,600 units with a median point of 324,100 units, up from the calendar year 2023 wholesale shipment total of 313,174 units, but significantly lower than both calendar year 2021 and calendar year 2022 and lower than earlier estimates for calendar year 2024. Looking ahead, the RVIA forecast for calendar year 2025 calls for a wholesale shipment range of 329,900 to 362,300 units, with a median point of 346,100 units, an increase of 6.8% over the median wholesale shipment total forecasted for calendar year 2024.

•	Market demand conditions in Europe

Similar to North America, European retail sales have been impacted by current macroeconomic conditions; however, we continue to see relative strength in retail registrations in Europe when compared to North America. According to the European Caravan Foundation (“ECF”), total retail registrations in Europe for the first half of calendar year 2024 increased overall by 4.9% compared to the same period of calendar year 2023, with an increase in registrations of motorcaravans and campervans of 9.4% partially offset by a decrease in registrations of caravans of 5.8% during the period. Retail sales of product produced by our European segment realized growth of 23.0% during the first six months of calendar year 2024 compared to the same period of calendar year 2023. In Europe, we believe that independent dealer inventory levels of Erwin Hymer Group (“EHG”) products have been restocked to normalized levels and are now generally appropriate for current consumer demand.

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•	Order backlog

Consolidated RV backlog was $3.28 billion as of July 31, 2024. North American RV backlog was $1.33 billion as of July 31, 2024, a decrease of 33.5% compared to $2.00 billion as of July 31, 2023. European RV backlog was $1.95 billion as of July 31, 2024, a decrease of 45.0% compared to $3.55 billion as of July 31, 2023.

•	Near-term and long-term RV industry outlook in both North America and Europe

The RV industry continues to experience a slowdown in retail activity as consumers continue to be impacted by higher interest rates and overall inflation adversely impacting their budgets along with elevated unit prices. We remain cautious about our fiscal year 2025 outlook though the recent interest rate cut by the Federal Reserve may help boost consumer confidence leading to a stronger retail environment in the second half of fiscal year 2025. In the longer-term, we remain optimistic about the industry’s and THOR’s return to growth. Our optimism continues to be supported by the strong interest in the RV lifestyle as well as the secular shift in our market that occurred just prior to and since the global pandemic, as the RV industry’s total addressable market grew materially during this period. As we look beyond the current challenging macroeconomic environment, we continue to believe that the growth in the addressable market will lead to strong future years for THOR and the RV industry.

Q&A

MARKET UPDATE

1.	How do you characterize the outlook and focus of your North American independent dealers?

a.	Overall, our North American independent dealers remain consistent in their views with recent quarters as macroeconomic challenges persist. Faced with elevated floor plan interest rates and a soft retail environment, our independent dealers are understandably reticent to expand their inventory from currently suppressed levels. As we look ahead to fiscal year 2025, we believe dealers will remain hesitant to hold any excess inventory until a sustained positive inflection in retail demand takes hold. We also expect product mix will continue to favor lower cost and lower margin units. Although we will assess dealer sentiment and ordering patterns at our September 2024 Dealer Open House, we expect to see the continuation of cautious ordering patterns in the wholesale channel consisting of smaller, more frequent orders as dealers continue to operate in a higher interest rate environment. Over the longer term, we view this as a positive development for the RV industry as we believe the proactive planning discussions taking place between our operating companies and their independent dealer partners will result in improved long-term profitability trends across the industry. The inherent impacts of dealer prudence is better positioning THOR and the RV industry as we continue to work through the prolonged macroeconomic challenges. When the current adverse economic factors clear, as they inevitably will, this prudence will position THOR to perform very well as the market returns to growth.

2.	What is your current near-term outlook on the North American retail demand environment?

a.	We believe that North American retail demand will remain suppressed through the remainder of calendar year 2024. Initially, we forecasted retail demand to be stronger in calendar year 2024 based on multiple projected interest rate cuts that were widely anticipated over the course of calendar year 2024. While we recently saw the first interest rate cut of the cycle by the Federal Reserve, the first cut since March 2020, the late calendar year 2024 timing has prolonged the negative impact to consumers and resulting retail sales. We currently model 315,000 to 325,000 retail units for calendar year 2024, which is in line with the current RVIA forecast.

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OPERATIONS UPDATE

1.	Can you comment on fiscal fourth quarter production and the cadence of North American wholesale shipments for the beginning of fiscal 2025?

a.	As we previously communicated, we remain focused on aligning our production with retail sales to avoid undesired inventory growth in the sales channel, particularly among our independent dealers. Over the fiscal fourth quarter, our North American dealer inventories decreased sequentially, indicating that our operating companies responded well to dealer demand changes and appropriately aligned production with retail pull-through. Furthermore, as of July 31, 2024, North American dealer inventory levels of THOR products approximated 75,000 units compared to 87,500 as of July 31, 2023, a decrease of 14.3%. As of July 31, 2024, we believe that North American dealer inventory levels for most products are generally at, or slightly higher than, the levels that dealers are comfortable stocking given the current retail sales levels and associated carrying costs.

Consistent with our approach throughout the current down cycle, THOR operating companies will continue to manage production in a disciplined manner with an elevated level of conservatism. Our teams will also continue to work closely with our dealer partners in monitoring retail demand to ensure we respond quickly to shifts in market demand and adjust our production plans appropriately.

2.	In North America, you have been operating in a down-cycle environment for well over a year now and there is no clear end to the cycle at this point. Can you speak to THOR’s wherewithal to withstand the down cycle if it continues for an extended period of time?

a.	THOR’s operating model positions it to perform relatively well in any cycle, and our long history shows that not only does our model work, it is one of THOR’s core strengths, bolstered by the talented and experienced teams we have throughout the organization to execute this model. While a down cycle will inevitably impact THOR’s top and bottom line, THOR’s operating model and conservative balance sheet insulate it from significant threats from a down cycle compared with many of our peers. THOR’s market leadership position has been underpinned by its fast and flexible variable cost model and long-term focus. During down cycles, THOR operates from a position of strength given our operating model and strong liquidity and we can adapt to evolving market conditions in a nimble fashion while staying steadfast in our commitment to investing in THOR’s long-term growth. This down cycle is no different than those that have come before it; THOR performs well through a challenging market because of our variable cost model, our conservative balance sheet and our experienced teams.

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3.	Can you comment on the fourth quarter fiscal 2024 performance and the outlook of THOR Industries’ European segment?

a.	The continued strength in the fiscal 2024 fourth quarter results of our European segment highlighted the successful efforts of our European management team to implement effective strategies to enhance price-cost realization and operational efficiencies throughout fiscal 2024. Our European independent dealer inventory is in balance with the market after effectively rebuilding inventory during fiscal year 2024.

Through the second calendar quarter of 2024, we have achieved a motorcaravan and campervan market share of 25.3%, an improvement upon our 20.9% market share for the full calendar year 2023.

As we enter fiscal year 2025, our European independent dealer inventory is in balance with the market, and our European segment continues to execute on operational efficiency strategies that maximize its performance. Given the current market conditions, we expect retail to soften on a year-over-year basis. Through the first six months of calendar year 2024, total retail registrations in Europe have increased overall by 4.9%, with registrations of motorcaravans and campervans increasing 9.4% while retail registrations of caravans declined 5.8% compared to the first six months of calendar year 2023. Consequently, we expect wholesale sales to align with an expected softening retail environment resulting in our European segment’s margins to be slightly less than the strong margins achieved in fiscal year 2024.

4.	How do you think the recent interest rate cut by the Federal Reserve will impact THOR and the RV Industry?

a.	The cut is a good start, however, a single interest rate cut will have minimal impact on the RV industry. Over time, a series of rate cuts will have a positive impact on the North American RV industry and THOR in a number of ways. First, we believe the reduction in interest rates will help to boost consumer sentiment as retail consumers view the Federal Reserve’s efforts to boost economic activity as a sign of optimism for future economic growth. From a pragmatic perspective, lower interest rates will boost consumer disposable income, as rates on mortgages and other consumer debt gradually declines. We have historically seen that as consumer confidence improves, consumers are more willing to make larger discretionary purchases like RVs. A second positive impact will be the effect on independent dealer floorplan financing costs. While interest expense for dealers is still well above the averages of the past decade, as the rates they pay decline, dealers will be more willing to take on inventory, particularly if they see a rebound in retail activity driven by more optimistic consumers. Finally, THOR will also benefit from lower effective interest rates on our outstanding debt that is subject to variable interest rates.

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5.	Backlogs for your North American Motorized segment and European segment decreased materially fiscal year over year. What caused this and is this a basis for concern?

a.	Our North American Motorized backlog has decreased by 37.5% on a fiscal year-over-year basis. The decrease in North American Motorized backlog is primarily a result of a reduction in orders from dealers which we believe is due to lower retail sales and dealer concerns over current interest costs and other carrying costs compared to the prior year. We believe dealers will continue to rigorously evaluate the unit stocking levels they will elect to carry in future periods, which may be less than historical unit stocking levels due to a combination of factors such as retail activity, RV wholesale unit prices as well as interest rates and other carrying costs. Currently, dealer inventory is generally in balance with the softer retail environment. As the market eventually begins to inflect positively, we anticipate that there will be some period of restocking necessary to adequately stock dealer inventories for a more robust retail market.

In Europe, backlog decreased by 45.0% on a fiscal year-over-year basis. This decrease is primarily attributable to an elevated level of orders in the prior year. This was driven by pent up demand created by the chassis shortage and its impact on our production, as well as the need to restock the independent dealer inventories of our products that had dwindled as a consequence of a lacking chassis supply in prior periods. While the drop on a year-over-year basis is significant, the current levels are appropriate for the current market conditions. We view the current backlog levels at our European segment to be healthy and appropriate.

6.	Can you comment on any specific initiatives or products that you are introducing at this year’s Dealer Open House?

a.	Our North American Towable and Motorized subsidiaries make considerable efforts to introduce exciting new floorplans and features at each year’s Open House, and this year is no exception. Each of our subsidiaries is introducing new concepts for the 2025 model year that are designed to enhance the overall RV consumer experience and garner strengthened relationships with both our independent dealers and end consumers.

At this year’s Open House, we are featuring a number of new and exciting innovations that we believe will further enhance our leadership position within the North American RV industry. At our dealer meeting today, we are introducing several new service offerings designed to make it easier for dealer service departments to order the correct parts and have them delivered faster. The length of time to complete service and repairs on consumers’ units has been a consistent friction point and we believe helping our independent dealers find the right parts more quickly will enable their service departments to reduce the time it takes for repairs to be completed and get our customers back on the road, enjoying their RVs.

We will also highlight a number of innovations being introduced by our global innovation team, including a new Class A motorhome built on a Harbinger chassis. This first of its kind, plug-in hybrid motorhome will provide consumers with an option that is more environmentally friendly and which features a 500-mile range that is ideal for what consumers are demanding. Dealers will be able to test drive this innovative motorhome and provide feedback that will be essential for our planned commercialization in calendar year 2025.

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FINANCIAL UPDATE

1.	North American Towable gross profit margin for the fourth quarter of fiscal year 2024 was 12.6% compared to 11.9% for the fourth quarter of fiscal year 2023. What drove your margin improvement? Do you believe your margin will remain stable in this range as we enter fiscal year 2025?

a.	The relatively strong year over year gross profit margin improvement from our North American Towable segment was driven by two key factors:

(1)	Continued focus on reducing overhead costs and enhancing productivity of our operations, driven in part by increased production volume through the second half of the fiscal year; and

(2)	Reduced warranty costs resulting from our ongoing efforts to enhance product quality throughout the production process.

As we look to fiscal 2025, we anticipate these ongoing efforts will help to stabilize our margin, while providing a strong foundation for increased profitability as the markets return to a period of sustained growth.

2.	The North American Motorized segment’s net sales and gross margin declined during fiscal year 2024. Can you further explain these declines?

a.	In North America, our Motorized net sales decreased 26.2% during fiscal year 2024 when compared to fiscal year 2023. Motorized chassis costs remain elevated, negatively impacting affordability at a time when this factor is of primary importance to the North American consumer. The increased chassis costs had a material negative impact on both our top and bottom lines for the segment. During fiscal year 2024, our gross profit as a percentage of sales for the North American Motorized segment decreased to 11.4% from the 13.4% realized in the prior fiscal year due to the combination of the high input costs and decreased operating leverage. We would also note that in the 2024 fiscal fourth quarter, we saw a notable improvement in gross profit margin both sequentially and fiscal year over year. North American Motorized gross profit margin was 12.8% for the fourth quarter of fiscal 2024, compared to 8.6% in the prior-year same period. The increase in the gross profit margin percentage for the fourth quarter of fiscal 2024 was primarily driven by decreases in each of the material, labor and warranty cost percentages, with the decrease in material percentage largely due to the favorable impact of a LIFO inventory adjustment as a result of inventory reduction measures.

We continue to work aggressively with our chassis manufacturers and our other suppliers to drive down costs given current market conditions. As we gain relief from the elevated input costs, we anticipate that retail activity will pick up and our North American Motorized segment net sales and gross margin will continue moving toward more normalized levels.

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3.	What is your guidance for fiscal year 2025?

a.	For fiscal year 2025, we forecast the continuation of the softer retail market. With a bias towards being conservative, we continue to be cautious regarding the global economic outlook and associated impacts on consumer demand and the appetite for sizeable discretionary purchases. In North America, the Company’s operating plan for fiscal 2025 reflects an industry wholesale shipment range of between 330,000 and 345,000 units with wholesale shipments matching retail demand in total, but we are expecting that dealers will hold off as long as possible on stocking for the spring selling season to keep inventory levels low over the winter months. In Europe, we anticipate a reduction in our European segment net sales in fiscal 2025 as compared to their record sales in fiscal 2024, which included restocking European independent dealer lots back to normalized levels. Throughout fiscal 2025, we will continue to manage the Company to maximize our performance in the current environment as we position products in the market that address the affordability concerns of dealers and consumers by continuing to lower the average sales price of our units. Given our expectations surrounding overall market volumes in both North America and Europe, the Company is introducing its initial guidance for fiscal 2025.

For fiscal 2025, the Company’s full-year guidance includes:

•	Consolidated net sales in the range of $9.0 billion to $9.8 billion
•	Consolidated gross profit margin in the range of 14.7% to 15.2%
•	Diluted earnings per share in the range of $4.00 to $5.00

As we look beyond our fiscal 2025, we expect to see a stronger retail environment in the latter half of calendar 2025 and the beginning of our fiscal 2026. Our operating companies are well positioned to leverage the capacity of THOR to realize the financial benefits of the coming return of a robust retail environment. We anticipate that in a more robust retail environment, THOR will seize market share and meaningfully grow diluted EPS as it has after previous down cycles.

4.	The RVIA recently issued a revised forecast for calendar year 2024 and calendar year 2025 North American wholesale unit shipments. Is your current outlook aligned with the RVIA’s forecast?

a.	The Company’s North American operating plan for fiscal 2025 reflects an industry wholesale shipment range which is in line with the recent RVIA industry-wide forecast which projected approximately 324,100 wholesale unit shipments for calendar year 2024 and 346,100 unit shipments at the median of its range for calendar year 2025. We believe the RVIA forecast for calendar 2025 is slightly aggressive and see potential for a range closer to 335,000 units. Consistent with our forecast, the RVIA expects year-over-year shipment growth throughout calendar year 2024, and growing into calendar year 2025 as the industry enters its recovery and growth phase.

While we note that the exact timing of accelerating unit shipment growth will ultimately depend on the timing of easing macroeconomic pressures and resulting improvements in consumer confidence, we are largely in agreement with the RVIA’s most recent calendar year 2024 forecast of between 311,600 and 336,600 units.

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Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended July 31,
	2024	2023	Change
North American Towable
Travel Trailers	$584,031	$557,235	4.8%
Fifth Wheels	347,825	373,426	(6.9)%
Total North American Towable	$931,856	$930,661	0.1%

# OF UNITS:	Three Months Ended July 31,
	2024	2023	Change
North American Towable
Travel Trailers	22,831	18,326	24.6%
Fifth Wheels	5,741	6,237	(8.0)%
Total North American Towable	28,572	24,563	16.3%

ORDER BACKLOG	As of July 31,
	2024	2023	Change
North American Towable	$552,379	$756,047	(26.9)%

TOWABLE RV MARKET SHARE SUMMARY (1)	Calendar Years to Date June 30,
	2024	2023
U.S. Market	39.1%	41.4%
Canadian Market	39.4%	42.2%
Combined North American Market	39.1%	41.5%

(1) Source: Statistical Surveys, Inc., CYTD June 30, 2024 and 2023.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended July 31,
	2024	2023	Change
North American Motorized
Class A	$179,277	$178,939	0.2%
Class C	239,752	319,861	(25.0)%
Class B	98,290	157,328	(37.5)%
Total North American Motorized	$517,319	$656,128	(21.2)%

# OF UNITS:	Three Months Ended July 31,
	2024	2023	Change
North American Motorized
Class A	843	920	(8.4)%
Class C	2,109	2,799	(24.7)%
Class B	825	1,322	(37.6)%
Total North American Motorized	3,777	5,041	(25.1)%

ORDER BACKLOG	As of July 31,
	2024	2023	Change
North American Motorized	$776,903	$1,242,936	(37.5)%

MOTORIZED RV MARKET SHARE SUMMARY (1)	Calendar Years to Date June 30,
	2024	2023
U.S. Market	47.0%	48.9%
Canadian Market	50.6%	50.7%
Combined North American Market	47.2%	49.1%

(1) Source: Statistical Surveys, Inc., CYTD June 30, 2024 and 2023.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES:	Three Months Ended July 31,
	2024	2023	Change
European
Motorcaravan	$483,477	$507,211	(4.7)%
Campervan	308,510	338,906	(9.0)%
Caravan	55,835	85,894	(35.0)%
Other	95,602	87,145	9.7%
Total European	$943,424	$1,019,156	(7.4)%

# OF UNITS:	Three Months Ended July 31,
	2024	2023	Change
European
Motorcaravan	6,586	6,868	(4.1)%
Campervan	6,145	7,234	(15.1)%
Caravan	2,251	3,446	(34.7)%
Total European	14,982	17,548	(14.6)%

ORDER BACKLOG	As of July 31,
	2024	2023	Change
European	$1,950,793	$3,549,660	(45.0)%

EUROPEAN RV MARKET SHARE SUMMARY (1)	Calendar Years to Date June 30,
	2024	2023
Motorcaravan and Campervan (2)	25.3%	20.7%
Caravan	18.3%	18.5%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), CYTD June 30, 2024 and 2023. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

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Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2024.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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